SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. __)

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Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Under Rule 14a-12

Seligman New Technologies Fund, Inc.
(Name of Registrant as Specified In Its Charter)

                 Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Seligman New Technologies Fund, Inc.

September 29, 2003

Dear Stockholder:

I am writing to inform you that a proposal to liquidate and dissolve Seligman New Technologies Fund, Inc. (the “Fund”) was approved by the Fund’s Board of Directors (the “Board”) at its meeting on September 18, 2003. A special meeting of the stockholders of the Fund will be held on December 4, 2003 at which time you will be asked to vote to approve the Plan of Complete Liquidation and Dissolution (the “Plan”). If approved by stockholders at this meeting, the Plan will become effective on December 4, 2003. Assuming such approval is granted at the special meeting, the Fund’s last repurchase offer would be completed on October 10, 2003. In connection with this meeting, we anticipate a proxy statement will be furnished to you in the coming weeks.

While the technology market has recovered over the last several months, the IPO and M&A markets remain challenging. This state of affairs, combined with the recent bear market in public technology stocks, has resulted in disappointing long-term Fund performance. With a large portion of the Fund’s net assets in private companies, the Fund is getting closer to a potential liquidity problem as assets continue to be needed to meet quarterly repurchase offers, pay ongoing Fund expenses, and satisfy investment commitments to private investment partnerships in which the Fund has invested.

J. & W. Seligman & Co. Incorporated (the “Manager”) estimates that the Fund will have sufficient liquid assets to satisfy quarterly repurchase requests only through July 2004. As the Fund’s Manager does not anticipate that the Fund will experience a significant liquidity event (for example, an IPO that would enable the Fund to sell shares of a portfolio company in the public market) before such time, the Manager and the Board believe a permanent solution to the liquidity issue and an orderly liquidation and dissolution of the Fund is in the best interest of the Fund and its stockholders.

We regret that this course of action has become unavoidable, and thank you for your patience during this difficult investment environment. For more information on the Plan, please contact your financial advisor.

Sincerely,

Brian T. Zino
President
Seligman New Technologies Fund, Inc.

This communication is not a solicitation of a proxy from any security holder of Seligman New Technologies Fund, Inc. (the “Fund”). The Fund will file a definitive proxy statement with the Securities and Exchange Commission in connection with the special meeting of stockholders. Information regarding the identity of the persons who may, under Securities and Exchange Commission rules, be deemed to be participants in the solicitation of stockholders of the Fund in connection with the proposed plan of complete liquidation and dissolution, and their interests in the solicitation, will be set forth in the definitive proxy statement to be filed with the Securities and Exchange Commission. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION. Investors and stockholders will be able to obtain copies of the definitive proxy statement filed by the Fund free of charge at the Securities and Exchange Commission’s web site at www.sec.gov. Investors and stockholders will also be able to obtain the definitive version of the proxy statement free of charge by directing their requests to J. & W. Seligman & Co. Incorporated, 100 Park Avenue, New York, NY 10017.